EXHIBIT 99.1

Hampton Roads Bankshares Qualifies for Nasdaq Global Select Market Listing

NORFOLK, Va., Sept. 12, 2007 (PRIME NEWSWIRE) -- Hampton Roads Bankshares, Inc. (Nasdaq:HMPR), the financial holding company for Bank of Hampton Roads, today announced that its shares now qualify for inclusion on the NASDAQ Global Select Market. The company's listing will be transferred at the opening of business today, Wednesday, September 12, 2007. Prior to this upgrade, the company's shares were traded on the NASDAQ Capital Market.

The NASDAQ Global Select Market has the highest listing standards of any stock market in the world, with measures based on market value, liquidity and earnings. In addition, listed companies must satisfy all of NASDAQ's strict corporate governance requirements. As a result, the NASDAQ Global Select Market is comprised of some of the highest-performing, well-managed companies in the world.

"We are honored to have our shares trade alongside NASDAQ's most elite companies," said Jack W. Gibson, President and Chief Executive Officer. "Transferring our stock to the NASDAQ Global Select Market is just one more step we are taking to continue to enhance the value of our shareholders' investments in our company," he concluded.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a financial holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company's primary subsidiary is Bank of Hampton Roads, which opened for business in 1987. The Bank engages in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, the Bank operates 17 banking offices in the Hampton Roads region of southeastern Virginia. Additional information about the Company and its subsidiaries can be found on the Web at www.bankofhamptonroads.com.

Certain statements in this report may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts. Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors. For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2006, and other reports filed and furnished to the Securities and Exchange Commission.

CONTACT:  Hampton Roads Bankshares, Inc.
          Tiffany K. Glenn, Senior Vice President and Marketing
           Officer
          (757) 217-1000